Exhibit (4)

                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of this 18th day of June, 2002, by and between Eaton Vance Mutual Funds Trust, a Massachusetts business trust ("Mutual Funds Trust"), on behalf of its series Eaton Vance Tax-Managed Young Shareholder Fund ("Young Shareholder Fund"), and Mutual Funds Trust, on behalf of its series Eaton Vance Tax-Managed Multi-Cap Opportunity Fund ("Multi-Cap Opportunity Fund").

                                   WITNESSETH:


     WHEREAS, Mutual Funds Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company authorized to issue an unlimited number of shares of beneficial interest without par value in one or more series (such as Young Shareholder and Multi-Cap Opportunity Funds), and the Trustees of Mutual Funds Trust have divided the shares of Young Shareholder Fund and Multi-Cap Opportunity Fund into multiple classes, including Class A, Class B, Class C and Class D shares ("Young Shareholder Fund Shares" and "Multi-Cap Opportunity Fund Shares");

     WHEREAS, Young Shareholder Fund and Multi-Cap Opportunity Fund currently invest all of their assets in Tax-Managed Multi-Cap Opportunity Portfolio (the "Multi-Cap Opportunity Portfolio" or the "Portfolio"), a New York trust registered under the 1940 Act as an open-end management investment company;

     WHEREAS, Boston Management and Research, a wholly owned subsidiary of Eaton Vance Management, serves as investment adviser to the Multi-Cap Opportunity Portfolio;

     WHEREAS, Mutual Funds Trust desires to provide for the reorganization of Young Shareholder Fund through the acquisition by Multi-Cap Opportunity Fund of substantially all of the assets of Young Shareholder Fund in exchange for Multi-Cap Opportunity Fund Shares in the manner set forth herein and Multi-Cap Opportunity Fund's assumption of all of the liabilities of Young Shareholder Fund; and

     WHEREAS, it is intended that the reorganization described in this Agreement shall be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1  The term "1933 Act" shall mean the Securities Act of 1933, as amended.

     1.2 The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.3  The  term   "Agreement"   shall  mean  this   Agreement  and  Plan  of
          Reorganization.



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     1.4  The term "Assumed  Liabilities" shall mean all liabilities,  expenses, costs, charges and receivables of Young Shareholder Fund as of the Close of Trading on the New York Stock Exchange on the Valuation Date. Included therein for the Multi-Cap Opportunity Fund Class B, Class C and Class D shall be the uncovered distribution charges under the Young Shareholder Fund Class B, Class C and Class D Distribution Plans, or, if lower, the amount of contingent deferred sales charges that would be paid by all Young Shareholder Class B, Class C and Class D shareholders if they redeemed on the Closing Date; such amount shall be treated as uncovered distribution charges under the Multi-Cap Opportunity Fund Class B, Class C and Class D Distribution Plans.

     1.5 The term "Business Day" shall mean any day that is not a Saturday or Sunday and that the New York Stock Exchange is open.

     1.6 The term "Close of Trading on the NYSE" shall mean the close of regular trading, which is usually 4:00 p.m. Eastern time.

     1.7  The  term  "Closing"   shall  mean  the  closing  of  the  transaction
          contemplated by this Agreement.

     1.8 The term "Closing Date" shall mean the first Monday following receipt of all necessary regulatory approvals or such other date as may be agreed by the parties on which the Closing is to take place.

     1.9  The  term   "Commission"   shall  mean  the  Securities  and  Exchange
          Commission.

     1.10 The term "Custodian" shall mean Investors Bank & Trust Company.

     1.11 The term "Delivery  Date" shall mean the date  contemplated by Section
          3.3 of this Agreement.

     1.12 The term "Information Statement" shall mean the combined prospectus and information statement furnished to the Young Shareholder Fund shareholders in connection with this transaction.

     1.13 The term "Mutual Funds Trust N-1A" shall mean the registration statement, as amended, on Form N-1A of Mutual Funds Trust with respect to the Funds in effect on the date hereof or on the Closing Date, as the context may require.

     1.14 The term "Mutual Funds Trust N-14" shall mean Mutual Funds Trust's registration statement on Form N-14, as may be amended, that describes the transactions contemplated by this Agreement and registers the Multi-Cap Opportunity Fund Shares to be issued in connection with the transactions.

     1.15 The term "NYSE" shall mean the New York Stock Exchange.

     1.16 The term "Valuation Date" shall mean the Business Day preceding the Closing Date.


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2.   TRANSFER AND EXCHANGE OF ASSETS

     2.1 Transfer of Assets of Young Shareholder Fund. At the Closing, Mutual Funds Trust shall transfer all of the assets of Young Shareholder Fund and assign all Assumed Liabilities to Multi-Cap Opportunity Fund, and Multi-Cap Opportunity Fund shall acquire such assets and shall assume such Assumed Liabilities upon delivery by Multi-Cap Opportunity Fund to Young Shareholder Fund on the Closing Date of Class A, Class B, Class C and Class D Multi-Cap Opportunity Fund Shares (including, if applicable, fractional shares) having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. Upon delivery of the assets, Multi-Cap Opportunity Fund will receive good and marketable title thereto free and clear of all liens.

     2.2 Computation of Net Asset Value. The net asset value per share of the Multi-Cap Opportunity Fund Shares and the net value of the assets of Young Shareholder Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the Multi-Cap Opportunity Fund Shares shall be computed in the manner set forth in the Mutual Funds Trust Form N-1A.

               In determining the value of the assets transferred by Young Shareholder Fund to Multi-Cap Opportunity Fund, such assets shall be priced in accordance with the policies and procedures described in the Mutual Funds Trust N-1A. All such computations shall be subject to review, in the discretion of Mutual Funds Trust's Treasurer, by Deloitte & Touche LLP, Mutual Funds Trust's auditors.

3.   CLOSING DATE, VALUATION DATE AND DELIVERY

     3.1 Closing Date. The Closing shall be at the offices of Eaton Vance Management, The Eaton Vance Building, 255 State Street, Boston, MA 02109 immediately prior to the opening of Eaton Vance's business on the Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of 9:00 a.m. Eastern time on the Closing Date unless otherwise agreed in writing by the parties.

     3.2 Valuation Date. Pursuant to Section 2.2, the net value of the assets of Young Shareholder Fund and the net asset value per share of
          Multi-Cap Opportunity Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of Mutual Funds Trust with respect to Young Shareholder Fund will be permanently closed, and sales of Young Shareholder Fund Shares shall be suspended, as of the close of business of Mutual Funds Trust on the Valuation Date. Redemption requests thereafter received by Mutual Funds Trust with respect to Young Shareholder Fund shall be deemed to be redemption requests for Multi-Cap Opportunity Fund Shares to be distributed to shareholders of Young Shareholder Fund under this Agreement provided that the transactions contemplated by this Agreement are consummated.

               In the event that trading on the NYSE or on another exchange or market on which securities held by Multi-Cap Opportunity Portfolio shall be disrupted on the Valuation Date so that, in the judgment of the Trust, accurate appraisal of the net assets of Young Shareholder Fund to be transferred hereunder or the assets of Multi-Cap
          Opportunity  Fund  is  impracticable,  the  Valuation  Date  shall  be


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
          postponed until the first Business Day after the day on which trading on such exchange or in such market shall, in the judgment of the Trust, have been resumed without disruption. In such event, the Closing Date shall be postponed until one Business Day after the Valuation Date.

     3.3 Delivery of Assets. After the close of business on the Valuation Date, Mutual Funds Trust shall issue instructions providing for the delivery of all assets of Young Shareholder Fund to the Custodian to be held for the account of Multi-Cap Opportunity Fund, effective as of the Closing.

4.   YOUNG SHAREHOLDER FUND DISTRIBUTIONS AND TERMINATION

          As soon as reasonably practicable after the Closing Date, Mutual Funds Trust shall pay or make provisions for the payment of the remaining debts and taxes, if any, of Young Shareholder Fund and distribute all remaining assets, if any, to shareholders of Young Shareholder Fund, and Young Shareholder Fund shall thereafter be terminated under Massachusetts law.

          At, or as soon as may be practicable following the Closing Date, Mutual Funds Trust on behalf of Young Shareholder Fund shall distribute the Class A, Class B, Class C and Class D Multi-Cap Opportunity Fund Shares it received from the Multi-Cap Opportunity Fund to the shareholders of the Young Shareholder Fund and shall instruct Multi-Cap Opportunity Fund as to the amount of the pro rata interest of each of Young Shareholder Fund's shareholders as of the close of business on the Valuation Date (such shareholders to be certified as such by the transfer agent for Mutual Funds Trust), to be registered on the books of Multi-Cap Opportunity Fund, in full and fractional Multi-Cap Opportunity Fund Shares, in the name of each such shareholder, and Multi-Cap Opportunity Fund agrees promptly to transfer the Multi-Cap Opportunity Fund Shares then credited to the account of Young Shareholder Fund on the books of Multi-Cap Opportunity Fund to open accounts on the share records of Multi-Cap Opportunity Fund in the names of Young Shareholder Fund shareholders in accordance with said instruction. Each Young Shareholder Fund shareholder shall receive shares of the class of Multi-Cap Opportunity Fund to the corresponding class of Young Shareholder Fund held by such shareholder. All issued and outstanding Young Shareholder Fund Shares shall thereupon be canceled on the books of Mutual Funds Trust. Multi-Cap Opportunity Fund shall have no obligation to inquire as to the correctness of any such instruction, but shall, in each case, assume that such instruction is valid, proper and correct. As soon as reasonably practicable, but in all events within six months after the Closing Date, the status of Young Shareholder Fund as a designated series of shares of Mutual Funds Trust shall be terminated, provided, however, that such termination shall not be required if this reorganization is not consummated.

5.   LIABILITIES AND EXPENSES

          Multi-Cap Opportunity Fund shall acquire all liabilities of Young Shareholder Fund, whether known or unknown, or contingent or determined existing as of the Closing Date. Mutual Funds Trust will discharge all known liabilities of Young Shareholder Fund, so far as may be possible, prior to the Closing Date. Young Shareholder Fund and Multi-Cap Opportunity Fund shall bear their respective expenses, in connection with carrying out this Agreement.


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6.   MULTI-CAP OPPORTUNITY PORTFOLIO'S REPRESENTATIONS AND WARRANTIES

          The Multi-Cap Opportunity Portfolio hereby represents, warrants and agrees as follows:

     6.1 Legal Existence. The Portfolio is a trust duly organized and validly existing under the laws of the State of New York.

     6.2 Registration under 1940 Act. The Portfolio is duly registered with the Commission as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

     6.3 Financial Statements. The statement of assets and liabilities, schedule of portfolio investments and related statements of operations and changes in net assets dated October 31, 2001 (audited) and April 30, 2002 (unaudited) fairly present the financial condition of the Portfolio as of said date in conformity with generally accepted accounting principles.

     6.4 No Material Events. There are no legal, administrative or other proceedings pending, or to its knowledge, threatened against the Portfolio that would materially affect its financial condition.

     6.5 Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Portfolio's Board of Trustees by vote taken at a meeting of such Board duly called and held on June 18, 2002.

     6.6 No Material Violations. The Portfolio is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of the Portfolio or of any agreement, indenture, instrument, contract, lease or other undertaking to which it is a party or by which it is bound.

     6.7 Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on the Portfolio, the Portfolio has filed and will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including the taxable year ended October 31, 2001 and no such filings or reports are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable have been paid or will be paid, so far as due. The Portfolio is classified as a partnership for federal tax purposes, has qualified as such for each taxable year of its operations, and will qualify as such as of the Closing Date.

     6.8 Good and Marketable Title. On the Closing Date, the Portfolio will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever.

     6.9 Books and Records. The Portfolio has maintained all records required under Section 31 of the 1940 Act and rules thereunder.


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7.   MUTUAL FUNDS TRUST'S REPRESENTATIONS AND WARRANTIES

          Mutual Funds Trust, on behalf of Young Shareholder and Multi-Cap Opportunity Funds, hereby represents, warrants and agrees as follows:

     7.1 Legal Existence. Mutual Funds Trust is a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Each of Young Shareholder Fund and Multi-Cap Opportunity Fund is a validly existing series of Mutual Funds Trust. Mutual Funds Trust is authorized to issue an unlimited number of shares of beneficial interest of Multi-Cap Opportunity Fund.

     7.2 Registration under 1940 Act. Mutual Funds Trust is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

     7.3 Financial Statements. The statement of assets and liabilities and the schedule of portfolio investments and the related statements of operations and changes in net assets of Young Shareholder Fund and Multi-Cap Opportunity Fund dated October 31, 2001 (audited) and April 30, 2002 (unaudited), fairly present the financial condition of Young Shareholder Fund and Multi-Cap Opportunity Fund as of said dates in conformity with generally accepted accounting principles and there have been no material adverse changes since the dates thereof.

     7.4 No Contingent Liabilities. There are no known contingent liabilities of Young Shareholder Fund or Multi-Cap Opportunity Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Mutual Funds Trust threatened, against either of Young Shareholder Fund or Multi-Cap Opportunity Fund that would materially affect its financial condition.

     7.5 Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of Mutual Funds Trust by vote taken at a meeting of such Board duly called and held on June 18, 2002. No approval of the shareholders of either Fund is required in connection with this Agreement or the transactions contemplated hereby. The Agreement has been executed and delivered by a duly authorized officer of Mutual Funds Trust and is a valid and legally binding obligation of each of Multi-Cap Opportunity Fund and Young Shareholder Fund enforceable in accordance with its terms.

     7.6 No Material Violations. Mutual Funds Trust is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of Mutual Funds Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which Mutual Funds Trust is a party or by which it is bound.

     7.7 Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on Young Shareholder Fund or Multi-Cap Opportunity Fund (i) each of Young Shareholder Fund and Multi-Cap
          Opportunity Fund has filed or will file (or has obtained valid extensions of filing dates for) all required federal, state and local tax returns and reports for all taxable years through the taxable year ended October 31, 2001 and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority; and (ii) all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as


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          due. Each of Young Shareholder Fund and Multi-Cap Opportunity Fund has
          elected  to be  treated  as a  "regulated  investment  company"  under
          Section 851 and 852 of the Code, has qualified as such for each taxable year of its operations and will qualify as such as of the Closing Date.

     7.8 Mutual Funds Trust N-1A Not Misleading. The Mutual Funds Trust N-1A conforms on the date of the Agreement, and will conform on the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

8.   CONDITIONS PRECEDENT TO CLOSING

          The obligations of the parties hereto shall be conditioned on the following:

     8.1 Representations and Warranties. The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

     8.2 Pending or Threatened Proceedings. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

     8.3 Registration Statement. The Mutual Funds Trust N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such Mutual Funds Trust N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act. The Information Statement has been delivered to each shareholder of record of Young Shareholder's Fund as of September 3, 2002 in accordance with the provisions of the 1934 Act and the rules thereunder.

     8.4 Declaration of Dividend. Mutual Funds Trust shall have declared a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to Young Shareholder Fund shareholders all of Young Shareholder Fund's investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of Young Shareholder Fund, all of its net capital gain realized in the final taxable period of Young Shareholder Fund (after reduction for any capital loss carryforward) and all of the excess of
          (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of Young Shareholder Fund.

     8.5  State Securities Laws. The parties shall have received all permits and
          other   authorizations   necessary  under  state  securities  laws  to
          consummate the transactions contemplated herein.

     8.6 Performance of Covenants. Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.


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     8.7  Due   Diligence.   Mutual  Funds  Trust  shall  have  had   reasonable
          opportunity to have its officers and agents review the records of Multi-Cap Opportunity Portfolio.

     8.8 No Material Adverse Change. From the date of this Agreement, through the Closing Date, there shall not have been:

          (1) any change in the business, results of operations, assets or financial condition or the manner of conducting the business of Young Shareholder Fund or Multi-Cap Opportunity Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

          (2) any loss (whether or not covered by insurance) suffered by Young Shareholder Fund or Multi-Cap Opportunity Fund materially and adversely affecting Young Shareholder Fund or Multi-Cap Opportunity Fund, other than depreciation of securities;

          (3) issued by Mutual Funds Trust to any person any option to purchase or other right to acquire shares of any class of Young Shareholder Fund or Multi-Cap Opportunity Fund Shares (other than in the ordinary course of Mutual Funds Trust's business as an open-end management investment company);

          (4) any indebtedness incurred by Multi-Cap Opportunity Portfolio for borrowed money or any commitment to borrow money entered into by Multi-Cap Opportunity Portfolio except as permitted in Mutual Funds Trust N-1A and disclosed in financial statements required to be provided under this Agreement;

          (5) any amendment to the Declaration of Trust or By-Laws of Mutual Funds Trust that will adversely affect the ability of Mutual Funds Trust to comply with the terms of this Agreement; or

          (6) any grant or imposition of any lien, claim, charge or encumbrance upon any asset of Multi-Cap Opportunity Portfolio except as provided in Mutual Funds Trust N-1A so long as it will not prevent Mutual Funds Trust from complying with Section 7.8.

     8.11 Lawful Sale of Shares. On the Closing Date, Multi-Cap Opportunity Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Mutual Funds Trust, and conform in all substantial respects to the description thereof contained in the Mutual Funds Trust N-14 and Information Statement furnished to the Young Shareholder Fund shareholders, and the Multi-Cap Opportunity Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Mutual Funds Trust N-14 and will be offered and sold in compliance with all applicable state securities laws.

     8.12 Documentation and Other Actions. Mutual Funds Trust shall have executed such documents and shall have taken such other actions, if any, as reasonable requested to fully effectuate the transactions contemplated hereby.


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9.   ADDRESSES

          All notices required or permitted to be given under this Agreement shall be given in writing to Eaton Vance Mutual Funds Trust, The Eaton Vance Building, 255 State Street, Boston, MA 02109 (Attention: Chief Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

10.  TERMINATION

          This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Section 6, 7 or 8 hereof have not been performed or do not exist on or before December 31, 2002. In the event of termination of this Agreement pursuant to this provision, neither party (nor its officers, Trustees or shareholders) shall have any liability to the other.

11.  MISCELLANEOUS

          This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. Mutual Funds Trust represents that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein. Mutual Funds Trust represents that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders. In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

12.  PUBLICITY

          Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein will be made at such time and in such manner as Mutual Funds Trust shall determine.

13.  AMENDMENTS

          At any time (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing). The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.


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
14.  MASSACHUSETTS BUSINESS TRUST

          References in this Agreement to Mutual Funds Trust mean and refer to the Trustees, from time to time serving under its Declarations of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of Mutual Funds Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust as provided in said Declaration of Trust. The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of Mutual Funds Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Trust as provided in such Declaration of Trust. No series of Mutual Funds Trust shall be liable for the obligations of any other series.


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
     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and its seal affixed hereto by their officers thereunto duly authorized, as of the day and year first above written.

ATTEST:                                 EATON VANCE MUTUAL FUNDS TRUST
                                        (on behalf of Eaton Vance Tax-Managed
                                        Young Shareholder Fund)


/s/ Alan R. Dynner                      By:     /s/ James B. Hawkes
--------------------------------                --------------------------------
Secretary                                       President


                                        EATON VANCE MUTUAL FUNDS TRUST
                                        (on behalf of Eaton Vance Tax-Managed
                                        Multi-Cap Opportunity Fund)


/s/ Alan R. Dynner                      By:     /s/ James B. Hawkes
--------------------------------                --------------------------------
Secretary                                       President


                                        TAX-MANAGED MULTI-CAP OPPORTUNITY
                                        PORTFOLIO


/s/ Alan R. Dynner                      By:     /s/ James B. Hawkes
--------------------------------                --------------------------------
Secretary                                       President
                                                (For purposes of Section 6 only)


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